Execution

Exhibit 4.8

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

among

CHESAPEAKE ENERGY CORPORATION,

CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP,

as Borrower,

UNION BANK OF CALIFORNIA, N.A.,

as Administrative Agent and Collateral Agent,

BNP PARIBAS

and

SUNTRUST BANK,

as Co-Syndication Agents,

CREDIT LYONNAIS NEW YORK BRANCH

and

TORONTO DOMINION (TEXAS), INC.,

as Co-Documentation Agents

and

The Several Lenders

from Time to Time Parties Hereto,

Dated as of May 30, 2003

UNION BANK OF CALIFORNIA, N.A.

and

BNP PARIBAS,

Co-Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

SECTION 1. DEFINITIONS	1

1.1. Defined Terms	1
1.2. Other Definitional Provisions	21

SECTION 2. AMOUNT AND TERMS OF REVOLVING COMMITMENTS	22

2.1. Revolving Commitments	22
2.2. Procedure for Revolving Loan Borrowing	22
2.3. Commitment Fees, etc.	23
2.4. Termination or Reduction of Revolving Commitments	23
2.5. L/C Commitment	23
2.6. Procedure for Issuance of Letter of Credit	24
2.7. Fees and Other Charges	24
2.8. L/C Participations	25
2.9. Reimbursement Obligation of the Borrower	26
2.10. Obligations Absolute	26
2.11. Letter of Credit Payments	28
2.12. Applications	28
2.13. Borrowing Base and Collateral Value Determination	28

SECTION 3. GENERAL PROVISIONS APPLICABLE TO REVOLVING LOANS AND LETTERS OF CREDIT	29

3.1. Optional Prepayments	29
3.2. Mandatory Prepayments	29
3.3. Conversion and Continuation Options	31
3.4. Limitations on Eurodollar Tranches	32
3.5. Interest Rates and Payment Dates	32
3.6. Computation of Interest and Fees	32
3.7. Inability to Determine Interest Rate	33
3.8. Pro Rata Treatment and Payments	33
3.9. Requirements of Law	36
3.10. Taxes	37
3.11. Indemnity	38
3.12. Change of Lending Office	39
3.13. Replacement of Lenders	39
3.14. Evidence of Debt	39
3.15. Illegality	40

SECTION 4. REPRESENTATIONS AND WARRANTIES	40

4.1. Financial Condition	40

i

4.2. No Change	41
4.3. Existence; Compliance with Law	41
4.4. Power; Authorization; Enforceable Obligations	41
4.5. No Legal Bar	41
4.6. Litigation	42
4.7. No Default	42
4.8. Ownership of Property; Liens	42
4.9. Intellectual Property	42
4.10. Taxes	42
4.11. Federal Regulations	43
4.12. Labor Matters	43
4.13. ERISA	43
4.14. Investment Company Act; Other Regulations	43
4.15. Subsidiaries	44
4.16. Use of Proceeds	44
4.17. Environmental Matters	44
4.18. Accuracy of Information, etc.	45
4.19. Security Documents	45
4.20. Solvency	45
4.21. Senior Debt Limit	45
4.22. Proved Developed Properties	46
4.23. Subsidiary Guarantors	46

SECTION 5. CONDITIONS PRECEDENT	46
5.1. Conditions to Initial Extension of Credit	46
5.2. Conditions to Each Extension of Credit	48

SECTION 6. AFFIRMATIVE COVENANTS	49
6.1. Financial Statements	49
6.2. Certificates; Other Information	50
6.3. Payment of Obligations	52
6.4. Maintenance of Existence; Compliance	52
6.5. Maintenance of Property; Insurance	52
6.6. Inspection of Property; Books and Records; Discussions	53
6.7. Notices	53
6.8. Environmental Laws	53
6.9. Collateral Coverage and Guarantees	54
6.10. Further Assurances	54

SECTION 7. NEGATIVE COVENANTS	55
7.1. Financial Condition Covenants	55
7.2. Indebtedness	55
7.3. Liens	58

7.4. Fundamental Changes	59
7.5. Disposition of Property	60
7.6. Restricted Payments	60
7.7. Investments	61
7.8. Optional Payments and Modifications of Certain Debt Instruments	63
7.9. Transactions with Affiliates	63
7.10. Sales and Leasebacks	64
7.11. Changes in Fiscal Periods	64
7.12. Negative Pledge Clauses	64
7.13. Clauses Restricting Subsidiary Distributions	64
7.14. Take-or-Pay Contracts.	64
7.15. Lines of Business	64
7.16. Senior Debt Limit	64
7.17. Preferred Stock Issuance	65

SECTION 8. EVENTS OF DEFAULT	65

SECTION 9. THE AGENTS	68

9.1. Appointment	68
9.2. Delegation of Duties	68
9.3. Exculpatory Provisions	68
9.4. Reliance by Agents	69
9.5. Notice of Default	69
9.6. Non-Reliance on Agents and Other Lenders	70
9.7. Indemnification	70
9.8. Agent in Its Individual Capacity	71
9.9. Successor Administrative Agent	71
9.10. Agents Generally	71

SECTION 10. MISCELLANEOUS	71

10.1. Amendments and Waivers	71
10.2. Notices	72
10.3. No Waiver; Cumulative Remedies	73
10.4. Survival of Representations and Warranties	74
10.5. Payment of Expenses and Taxes	74
10.6. Successors and Assigns; Participations and Assignments	75
10.6A. Procedure for Increases and Addition of New Lenders	77
10.7. Adjustments; Set-off	78
10.8. Counterparts	78
10.9. Severability	79
10.10. Integration	79
10.11. GOVERNING LAW	79
10.12. Submission To Jurisdiction; Waivers	79

10.13. Acknowledgments	80
10.14. Releases of Guarantees and Liens; Designation of Subsidiaries	80
10.15. Confidentiality	81
10.16. WAIVERS OF JURY TRIAL	82
10.17. Delivery of Addenda	82
10.18. Special Provisions	82
10.19. Limitation on Interest	82

SCHEDULES:
1.1A	Commitments
1.1B	Mortgaged Property
4.1(b)	Certain Hedging Transactions
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.15(a)	Subsidiaries
4.15(b)	Outstanding Subscriptions, Options, Warrants, Calls, Rights etc. Relating to Capital Stock of the Company or any Subsidiary
4.17(d)	Environmental Matters
4.19	Mortgage Filing Jurisdictions
5.1(i)	Existing Mortgages
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.7(m)	Investments

EXHIBITS:
A	Form of Guarantee Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Acceptance
F	Form of Legal Opinion of Commercial Law Group, P.C.
G	Form of Exemption Certificate
H	Form of Revolving Note
I	Form of Addendum
J	Form of Pari Passu Hedging Obligation Notice

THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 30, 2003, among CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP, an Oklahoma limited partnership (the “Borrower”), CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the “Company”), UNION BANK OF CALIFORNIA, N.A., as administrative agent and collateral agent (in such capacities, the “Administrative Agent”), and as Issuing Lender, BNP PARIBAS and SUNTRUST BANK, as Co-Syndication Agents, CREDIT LYONNAIS NEW YORK BRANCH and TORONTO DOMINION (TEXAS), INC., as Co-Documentation Agents, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and UNION BANK OF CALIFORNIA, N.A. and BNP PARIBAS, Co-Lead Arrangers and Joint Bookrunners.

W I T N E S S E T H:

WHEREAS, the Company and the Borrower wish to amend and restate the Second Amended and Restated Credit Agreement, dated as of June 11, 2001 (as amended, the “Existing Credit Agreement”) to obtain a senior secured revolving credit facility in an aggregate principal amount of up to $350,000,000, and the parties hereto are willing to amend and restate the Existing Credit Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Addendum”: an instrument, substantially in the form of Exhibit I, by which a Lender becomes a party to this Agreement as of the Closing Date.

“Adjusted Consolidated Net Tangible Assets”: as defined in the Respective Earlier Note Indentures and the Respective Later Note Indentures, as applicable.

“Administrative Agent”: as defined in the recitals to this Agreement.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Administrative Agent, BNP Paribas and SunTrust Bank, as Co-Syndication Agents, Credit Lyonnais New York Branch and Toronto Dominion (Texas), Inc., as Co-Documentation Agents, and Union Bank of California, N.A. and BNP Paribas, Co-Lead Arrangers and Joint Bookrunners, which term shall include, for purposes of Section 9 only, the Issuing Lender.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Revolving Commitments at such time and (b) thereafter, the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Third Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin”: for each Type of Revolving Loan, on any day the rate per annum set forth at the appropriate intersection at the relevant column heading below based on the Applicable Rating Level as of the close of business on the immediately preceding Business Day:

Applicable Rating Level	Base Rate Loans	Eurodollar Loans
Level I	1.00%	2.00%
Level II	.75%	1.75%
Level III	.50%	1.50%
Level IV	.25%	1.25%

; provided, that, prior to the date which is six months after the Closing Date, the Applicable Margin with respect to each Type of Revolving Loan will be set based on Level II.

“Applicable Rating Level”: means the level set forth below that corresponds to the ratings issued from time to time by Moody’s and S&P, as applicable to Borrower’s senior unsecured long-term debt:

	Moody’s	S&P
Level I	<Ba3	<BB-
Level II	Ba3	BB-
Level III	Ba2	BB
Level IV	>Ba2	>BB

For purposes of the foregoing, (i) “>” means a rating more favorable than; “<” means a rating less favorable than; (ii) if ratings for the Company’s senior unsecured long-term debt shall not be available from either S&P or Moody’s, Level I shall be deemed applicable; (iii) if the ratings for the Company’s senior unsecured long-term debt fall within different levels that are one level apart, the more favorable of the two ratings shall apply (for example, if the Moody’s rating is Ba3 and the S&P rating is BB, Level III shall apply), (iv) if the ratings for the Company’s senior unsecured long-term debt fall within different levels that are more than one level apart, the level that is one level more favorable than the less favorable of the two ratings shall apply (for example, if the Moody’s rating is <Ba3 and the S&P rating is >BB, Level II shall apply, and (v) if either of the Rating Agencies shall change its ratings nomenclature prior to the date all Obligations have been paid and the Commitments canceled, the Borrower and the Majority Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such change, and pending such amendment, if an appropriate Applicable Rating Level is otherwise not determinable based upon the foregoing grid, the last Applicable Rating Level in effect at the time of such change shall continue to apply. A change in the Applicable Rating Level shall be effective as of the date on which a change in the rating is first announced irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”: with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Assignee”: as defined in Section 10.6(c).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit E.

“Assignor”: as defined in Section 10.6(c).

“Available Revolving Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to the greater of (a) the Reference Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Reference Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its “reference rate” (the Reference Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Reference Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Reference Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Revolving Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefited Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble to this Agreement.

“Borrowing Base”: at any time, the amount of the “Borrowing Base” as determined in accordance with Section 2.13, as reduced by the Borrower pursuant to Section 3.2.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Revolving Loans hereunder.

“Borrowing Base Deficiency”: as defined in Section 3.2(b).

“Borrowing Base Deficiency Notice”: as defined in Section 3.2(b).

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or Los Angeles, California are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, including, without limitation, any preferred stock.

“Cash Equivalents”: means the following kinds of instruments if, in the case of instruments referred to in clauses (i)-(iv) below, on the date of purchase or other acquisition of any such instrument by the Company or any Subsidiary, the remaining term to maturity is not more than one year; (i) readily marketable obligations issued or unconditionally guaranteed as to principal of and interest thereon by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America; (ii) repurchase obligations for instruments of the type described in clause (i) for which delivery of the instrument is made against payment; (iii) obligations (including, but not limited to, demand or time deposits, bankers’ acceptances and certificates of deposit) issued by a depositary institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia or a branch or subsidiary of any such depositary institution or trust company operating outside the United States, provided, that such depositary institution or trust company has, at the time of the Company’s or such Subsidiary’s investment therein or contractual commitment providing for such investment, capital surplus or undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $500,000,000; (iv) commercial paper issued by any corporation, if such commercial paper has, at the time of the Company’s or any Subsidiary’s investment therein or contractual commitment providing for such investment, credit ratings of A-1 (or higher) by Standard & Poor’s Ratings Services (“S&P”) and P-1 (or higher) by Moody’s Investors Service, Inc. (“Moody’s”); and (v) money market mutual or similar funds having assets in excess of $500,000,000.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is May 30, 2003.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Coverage Ratio”: at any time, the ratio of (a) the Collateral Value to (b) the greater of (i) the lesser of the Borrowing Base or the Total Revolving Commitments and (ii) the Total Revolving Extensions of Credit then outstanding.

“Collateral Deficiency Date”: as defined in Section 3.2(a).

“Collateral Value”: on any date, the net present value (using a 10% discount rate) of the projected future revenues attributable to the portion of the reserves categorized as “Producing” under the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successors), of the Mortgaged Properties, as determined from time to time in accordance with Section 2.13; provided, that the Collateral Value shall not exceed the sum of (a) the net present value (as so determined) of the Mortgaged Properties owned by the Borrower and (b) the lesser of (i) the net present value (as so determined) of the Mortgaged Properties owned by the Guarantors and (ii) an amount equal to 25% of the amount described in clause (a) above.

“Commitment Fee Rate”: on any day the rate per annum set forth below based on the Applicable Rating Level as of the close of business on the preceding Business Day:

Applicable Rating Level	Commitment Fee Rate
Level I, II or III	.375%
Level IV	.30%

provided that, prior to the date which is six months after the Closing Date, the Commitment Fee Rate will be set based on Level II.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.

“Company”: as defined in the preamble to this Agreement.

“Company Report”: as defined in Section 6.2(d).

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose entity organized and administered by any Lender for the purpose of making Revolving Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Revolving Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Revolving Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 3.9, 3.10, 3.11 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Revolving Commitment.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense, (c) depletion, depreciation and amortization expense, (d) any extraordinary charges or losses determined in accordance with GAAP, and (e) any other non-cash charges, non-cash expenses or non-cash losses of any Loan Party for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or reserve for cash charges for any future period) including non-cash losses or charges resulting from the requirements of SFAS 133 or 143; provided that cash payments made during such period or in any future period in respect of such non-cash charges, expenses or losses (other than any such excluded charge, expense or loss as described above) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA for the period in which such payments are made, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP and (c) any other non-cash income or gain (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (e) above) including any non-cash income or gains resulting from the requirements of SFAS 133 or 143, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) scheduled or required payments made during such period on account of principal of Indebtedness of any Loan Party and (c) all dividends (other than dividends payable in Capital Stock) declared by the Company and attributable to such period. For purposes of this Agreement, a dividend is “attributed” to the fiscal quarter immediately preceding the quarter in which such dividend is actually declared by the Company.

“Consolidated Interest Expense”: for any period, the sum of (a) all interest, commitment fees and loan fees in respect of Indebtedness (including that attributable to Capital Lease Obligations) of any Loan Party deducted in determining Consolidated Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, plus (b) all fees, expenses and charges in respect of letters of credit issued for the account of any Loan Party deducted in determining Consolidated Net Income for such period, together with all such fees, expenses and charges in respect of letters of credit capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, all as determined on a consolidated basis in accordance with GAAP. Revenues and expenses derived from Hedge Agreements related to interest rates or dividend rates will be treated as adjustments to interest expense for purposes of this definition.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Loan Parties, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Continuing Directors”: the directors of the Company on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Company is recommended by at least 66 2/3% of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Current Ratio”: as at the last day of any period, the ratio of (a)(i) the current assets of the Loan Parties plus (ii) the Unused Borrowing Base to (b) the current liabilities of the Loan Parties, all determined on a consolidated basis in accordance with GAAP. For purposes of this definition, (A) current liabilities shall exclude current maturities of long term debt and current maturities of the Revolving Loans and (B) current liabilities and current assets shall exclude any liability or asset representing a valuation account arising from the application of SFAS 133 and 143.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Derivatives Counterparty”: as defined in Section 7.6.

“Designated Lender”: as defined in Section 5.1(a).

“Determination Date”: as defined in Section 2.13.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Engineering Reports”: as defined in Section 6.2(d).

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Estimated ACNTA”: as defined in Section 6.2(e).

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Dow Jones Markets screen as of 9:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Dow Jones Markets screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the

Administrative Agent is offered Dollar deposits at or about 9:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Revolving Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined by the Administrative Agent for such day in accordance with the following formula (rounded upward to the nearest  1/100th of 1%):

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Evaluation Date”: (a) in the case of the Borrowing Base, December 31 of each year, and in the case of the Collateral Value, June 30 and December 31 of each year, (b) such other dates as the Majority Lenders, at their option, determine pursuant to a notice executed by the Majority Lenders that the Borrowing Base and the Collateral Value shall be redetermined and (c) such other dates as the Borrower shall request; provided, that the Borrower shall not be entitled to request that a date be an “Evaluation Date” more than once during any six month period beginning January 1 and July 1.

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Amount”: as defined in Section 7.5.

“Exchange Act”: as defined in Section 8(k).

“Existing Credit Agreement”: as defined in the recitals to this Agreement.

“Exiting Lenders”: as defined in Section 5.1(l).

“Existing Mortgages”: the collective reference to each existing deed of trust, mortgage, chattel mortgage, security agreement, financing statement and other security documents delivered pursuant to the Existing Credit Agreement and listed on Schedule 5.1(i).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Company and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Company, the Borrower, the Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Company, the Borrower and their respective Subsidiaries.

“Guarantee Agreement”: the Guarantee Agreement to be executed and delivered by the Company and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company or the Borrower in good faith.

“Guarantors”: the collective reference to the Company and the Subsidiary Guarantors.

“Hedge Agreement”: any (a) agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) option, futures or forward contract traded on an exchange, and (c) other derivative agreement or other similar agreement or arrangement.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business and other obligations to the extent such obligations may be satisfied at such Person’s sole discretion by the issuance of common stock of such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (f) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (i) liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment), and (j) for the purposes of Sections 7.2 and 8(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Indentures”: the collective reference to the Indentures to which the Company is a party on the Closing Date and the other Indentures entered into from time to time as permitted pursuant to the terms of this Agreement or pursuant to any consent by Majority Lenders hereunder governing Indebtedness of the Company and the guarantors thereof.

“Independent Report”: as defined in Section 6.2(d).

“Initial Engineering Report”: the collective reference to the following engineering reports concerning oil and gas properties of the Company and its Subsidiaries: (i) Report dated December 31, 2002 prepared by Lee Keeling and Associates, (ii) Report dated December 31, 2002 prepared by Williamson Petroleum Consultants, Inc.; (iii) Report dated December 31, 2002 prepared by Ryder Scott Company; (iv) Report dated December 31, 2002 prepared by Netherland Sewell and Associates; and (v) Report dated December 31, 2002 prepared by the Company’s employee engineers.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Base Rate Loan is outstanding and the final maturity date of such Base Rate Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Eurodollar Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 9:00 A.M., Los Angeles, California time, three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the Revolving Termination Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Eurodollar Loan.

“Investments”: as defined in Section 7.7.

“Issuing Lender”: Union Bank of California, N.A., in its capacity as issuer of any Letter of Credit. The Administrative Agent may, with the consent of the Borrower and the relevant Lender, appoint such Lender hereunder as the Issuing Lender in place of or in addition to Union Bank of California, N.A.

“L/C Commitment”: $125,000,000.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.9.

“L/C Participants”: the collective reference to all the Lenders other than the Issuing Lender.

“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lender Hedge Agreement”: a Hedge Agreement between the Company or the Borrower and a Lender or an affiliate of a Lender (including each confirmation or modification in respect of such Hedge Agreement).

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: as defined in Section 2.5(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”: this Agreement, the Security Documents, the Guarantee Agreement and the Notes.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Majority Lenders”: at any time, the holders of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Mortgaged Properties”: the properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), including, without limitation, the Existing Mortgages.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: in connection with any Disposition, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received) of such Disposition, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Non-Excluded Taxes”: as defined in Section 3.10(a).

“Non-U.S. Lender”: as defined in Section 3.10(d).

“Notes”: the collective reference to any promissory note evidencing Revolving Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Revolving Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Revolving Loans, the Reimbursement Obligations, Pari Passu Hedging Obligations and all other obligations and liabilities of the Borrower and the other Loan Parties to any Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by the Borrower and the other Loan Parties pursuant hereto) or otherwise. It is expressly agreed that Pari Passu Hedging Obligations shall be limited to the maximum aggregate amount and to the allocations thereof as set forth in Section 3.8(f), but that Pari Passu Hedging Obligations shall not be treated as Obligations for purposes of the provisions for acceleration in Section 8.1 and for adjustments and set-off in Section 10.7.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Pari Passu Hedging Obligation Allocation”: as defined in Section 3.8(f).

“Pari Passu Hedging Obligation Notice”: a notice delivered pursuant to Section 3.8(f), substantially in the form of Exhibit J.

“Pari Passu Hedging Obligations”: obligations arising from time to time under any Lender Hedge Agreement if an effective Lender Pari Passu Hedging Obligation Allocation has been made in respect of such Lender and its Affiliate, limited to the amount of such Lender’s Pari Passu Hedging Obligation Allocation.

“Participant”: as defined in Section 10.6(b).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Preferred Stock”: Preferred Stock of the Company either (a) outstanding on the Closing Date or (b) issued or modified after the Closing Date as permitted by Section 7.17.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock”: as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated), which is preferred as to the payment of dividends, or upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Pro Forma Incurrence Tests”: on the date of the transaction giving rise to the need to calculate the Pro Forma Incurrence Tests (the “Transaction Date”), each of the following shall be true on a pro forma basis after giving effect to such transaction: (a) the ratio of Consolidated Indebtedness to Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended prior to the Transaction Date (the “Reference Period”) does not exceed 3.25 to 1.0, (b) the ratio of Consolidated EBITDA for the Reference Period to Consolidated Fixed Charges for the Reference Period is not less than 2.5 to 1.0, and (c) the ratio of Consolidated Indebtedness to Consolidated Total Capitalization is not greater than .65 to 1.0. In calculating Consolidated EBITDA and Consolidated Fixed Charges on a pro forma basis (i) acquisitions, sales or dispositions that occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) the incurrence of any Indebtedness or issuance of any Preferred Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of such Reference Period, (iii) all dividends on Preferred Stock outstanding or assumed to be outstanding during the Reference Period are assumed to have been paid, (iv) any Indebtedness or Preferred Stock that had been outstanding during the Reference Period that has been repaid, repurchased or redeemed on or prior to the Transaction Date shall be assumed to have been repaid, repurchased or redeemed as of the first day of such Reference Period, (v) the Consolidated Interest Expense attributable to interest on any Indebtedness or dividends on any Preferred Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the rate in effect on the Transaction Date were the average rate in effect during the entire Reference Period and (v) to the extent the net proceeds from the incurrence or issuance of Indebtedness or Preferred Stock are used to retire Indebtedness, the application of the proceeds therefrom shall be assumed to have occurred on the first day of the Reference Period. For purposes of this definition, “Consolidated Indebtedness” means the indebtedness of the Loan Parties of the type described in clauses (a), (b), (c), (d), (e), (g) and (h) of the definition of Indebtedness as determined on a consolidated basis in accordance with GAAP, and “Consolidated Total Capitalization” means Consolidated Indebtedness plus stockholders equity of the Loan Parties as determined on a consolidated basis in accordance with GAAP.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Proved Developed Properties”: as defined in the Respective Later Note Indentures.

“Rating Agencies”: the collective reference to S&P and Moody’s (each as defined in the definition of Cash Equivalents).

“Reference Lenders”: the Administrative Agent and two other Lenders approved by the Required Lenders from time to time, which shall initially be BNP Paribas and Toronto Dominion (Texas), Inc.

“Register”: as defined in Section 10.6(d).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.9 for amounts drawn under Letters of Credit.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 75% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Respective Earlier Note Indentures”: to the extent that the senior notes issued thereunder remain outstanding, (a) the Indenture, dated as of March 15, 1997, among the Company, certain subsidiary guarantors and The Bank of New York, as Trustee pursuant to which the Company’s 8-1/2% senior notes due 2012 were issued, and (b) the Indenture, dated as of March 15, 1997, among the Company, certain subsidiary guarantors and The Bank of New York, as Trustee, pursuant to which the Company’s 7-7/8% senior notes due 2004 were issued.

“Respective Later Note Indentures”: to the extent that the senior notes issued thereunder remain outstanding, (a) the Indenture, dated as of April 6, 2001, among the Company, certain subsidiary guarantors and The Bank of New York, as Trustee pursuant to which the Company’s 8-1/8% senior notes due 2011 were issued, (b) the Indenture, dated as of November 5, 2001, among the Company, certain subsidiary guarantors and The Bank of New York, as Trustee, pursuant to which the Company’s 8-3/8% senior notes due 2008 were issued, (c) the Indenture, dated as of August 12, 2002, among the Company, certain subsidiary guarantors and The Bank of New York, as Trustee pursuant to which the Company’s 9% senior notes due 2012 were issued, (d) the Indenture, dated as of December 20, 2002, among the Company, certain subsidiary guarantors and The Bank of New York, as Trustee, pursuant to which the Company’s 7-3/4% senior notes due 2015 were issued, (e) the Indenture, dated as of March 5, 2003, among the Company, certain subsidiary guarantors and The Bank of New York, as Trustee, pursuant to which the Company’s 7-1/2% senior notes due 2013 were issued and (f) each other Indenture governing the Company’s senior notes issued from time to time hereafter as permitted under Section 7.2.

“Responsible Officer”: the chief executive officer, president, chief financial officer or treasurer of the Company or the Borrower, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Company or the Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The amount of the Total Revolving Commitments as of the Closing Date is $350,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.

“Revolving Loans”: as defined in Section 2.1(a).

“Revolving Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Revolving Extensions of Credit then outstanding).

“Revolving Termination Date”: May 30, 2007.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents”: the collective reference to the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Debt Limit”: at any time the lesser of: (a) the maximum amount of Indebtedness that the Company and its Subsidiaries may incur and secure pursuant to the terms of clause (i) of the definition of “Permitted Indebtedness” and clause (ii) of the definition of “Permitted Liens” under the Respective Later Note Indentures, minus the amount of Indebtedness (other than Indebtedness under this Agreement) that the Company or any of its Subsidiaries have incurred and/or secured by Liens as of such day that counts against the restrictions on the maximum amount of Indebtedness referred to in such clause (i); and (b) the sum of (x) the maximum amount of Indebtedness that the Company and its Subsidiaries may incur and secure pursuant to the terms of clause (i) of Section 4.9 of the Respective Earlier Note Indentures minus the amount of Indebtedness (other than Indebtedness under this Agreement) that the Company or any of its Subsidiaries have incurred and/or secured by Liens as of such day that counts against the restrictions on the maximum amount of Indebtedness referred to in such clause (i) plus (y) the actual amount of Indebtedness, if any, incurred and secured by the Borrower under this Agreement which is permitted to be so incurred and secured under clause (b) of Section 4.9 of the Respective Earlier Note Indentures. For purposes of this definition, (a) the amount under clause (b)(y) shall be determined by the Company pursuant to the Respective Earlier Note Indentures, unless determined at another amount in the discretion of Administrative Agent or Majority Lenders, and (b) the term ‘Indebtedness’ shall have the meaning given in the Respective Earlier Note Indentures and the Respective Later Note Indentures, as applicable.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in any instrument governing any Indebtedness of the Company or any of its Subsidiaries including, without limitation, the Indentures.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor”: each Subsidiary of the Company (other than the Borrower and, subject to Section 6.9, Chesapeake Energy Marketing, Inc.).

“Synthetic Purchase Agreement”: any agreement pursuant to which any Group Member is or may become obligated to make (a) any payment in connection with the purchase by any third party from a Person other than a Group Member of any Capital Stock of any Group Member or (b) any payment (except as otherwise expressly permitted by Section 7.6) the amount of which is determined by reference to the price or value at any time of any such Capital Stock or Indebtedness; provided, that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of any Group Member (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Type”: as to any Revolving Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Unrestricted Subsidiary Investment”: (a) in connection with the designation of a Subsidiary Guarantor or any newly created or acquired Subsidiary as an “Unrestricted Subsidiary” under the Respective Later Note Indentures, an amount equal to the greater of (x) the book value (determined in accordance with GAAP) at the date of such designation of the aggregate Investments made by the Company and its other Subsidiary Guarantors in such Subsidiary Guarantor or newly created or acquired Subsidiary and (y) the fair market value of such Investments in such Subsidiary Guarantor or newly created or acquired Subsidiary at the time of such designation and (b) in connection with the designation of an “Unrestricted Subsidiary” as a “Restricted Subsidiary” under the Respective Later Note Indentures and a Subsidiary Guarantor hereunder, an amount equal to the lesser of (x) the book value (determined in accordance with GAAP) at the date of such designation of the aggregate Investments made by the Company and its other Subsidiary Guarantors in such Subsidiary and (y) the fair market value of such Investments in such Subsidiary at the time of such designation.

“Unused Borrowing Base”: at any time, the excess of (i) the lesser of the Borrowing Base at such time and the Total Revolving Commitments at such time over (ii) the Total Revolving Extensions of Credit at such time.

1.2. Other Definitional Provisions

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(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.    AMOUNT AND TERMS OF REVOLVING COMMITMENTS

2.1.    Revolving Commitmentsp1

(a)    Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the L/C Obligations then outstanding, does not exceed such Lender’s Revolving Commitment; provided, that, after giving effect thereto, the aggregate amount of Revolving Extensions of Credit then outstanding shall not exceed the lesser of (i) Senior Debt Limit at such time, (ii) the Borrowing Base at such time or (iii) the Total Revolving Commitments at such time. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans, in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 3.3.

(b)    The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

(c)    The Borrower shall have the right to increase the aggregate Revolving Commitments in the manner and subject to the conditions set forth in Section 10.6A.

2.2.    Procedure for Revolving Loan Borrowing.    The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 9:00 A.M., Los Angeles, California time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the day of the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Revolving Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to $5,000,000 or whole multiples of $1,000,000 in excess thereof (or, if the lesser of (x) the then Available Revolving Commitments of the Lenders and (y) the Unused Borrowing Base then in effect, is less than $5,000,000, such lesser amount). Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its prorata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 11:00 a.m., Los Angeles, California time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3.    Commitment Fees, etc.

(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the daily amount of such Lender’s Revolving Percentage of the Unused Borrowing Base during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on June 30, 2003.

(b)    The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

2.4.    Termination or Reduction of Revolving Commitments.    The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the lesser of the Borrowing Base and the Total Revolving Commitments. Any such reduction shall be in an amount equal to $5,000,000, or whole multiples of $1,000,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.5.    L/C Commitment

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(a)    Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 2.8(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, or (ii) the Total Revolving Extensions of Credit then outstanding would exceed the lesser of (A) the Senior Debt Limit at such time, (B) the Borrowing Base at such time, and (C) the Total Revolving Commitments at such time. All Letters of Credit outstanding under the Existing Credit Agreement as of the Closing Date shall be deemed to be issued and outstanding under this Agreement as of the Closing Date.

(b)    The Issuing Lender shall not issue any Letter of Credit hereunder if such Letter of Credit expires or could expire on a date later than the earlier of (i) 13 months or (ii) thirty days prior to the Revolving Termination Date, except Letters of Credit not to exceed an aggregate amount at any one time outstanding of $10,000,000 that are automatically renewed annually and that may be terminated by notice not more than ninety days prior to such Letter of Credit’s annual renewal date, provided that such Letters of Credit are so terminated prior to the Revolving Termination Date.

(c)    The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

2.6.    Procedure for Issuance of Letter of Credit.    The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor (including by telecopy), completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request at least three Business Days before the date on which the Borrower desires the Issuing Lender to issue such Letter of Credit. Upon receipt of any Application, the Issuing Lender will notify the Administrative Agent of the amount, the beneficiary and the requested expiration of the requested Letter of Credit, and upon receipt of confirmation from the Administrative Agent that after giving effect to the requested issuance, the (i) Total Revolving Extensions of Credit would not exceed the lesser of (A) Senior Debt Limit at such time, (B) Borrowing Base at such time or (C) the Total Revolving Commitments at such time, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (with a copy to the Administrative Agent) promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

2.7.    Fees and Other Charges.

(a)    The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date (but in no event less than $500 per annum). In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee at a rate equal to 0.125% per annum times the face amount of such Letter of Credit (but in no event less than $250 per annum). The letter of credit fee and the letter of credit fronting fee will be calculated on the face amount of each Letter of Credit outstanding on each day at the above-applicable rates and will be due and payable in arrears on each L/C Fee Payment Date.

(b)    In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

2.8.    L/C Participations.

(a)    The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent upon demand of the Issuing Lender an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. The Administrative Agent shall promptly forward such amounts to the Issuing Lender.

(b)    If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.8(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 2.8(a) is not made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)    Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its prorata share of such payment in accordance with Section 2.8(a), the Administrative Agent or the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent or the Issuing Lender, as the case may be, will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by Administrative Agent or the Issuing Lender, as the case may be, shall be required to be returned by the Administrative Agent or the Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of the Issuing Lender the portion thereof previously distributed by the Administrative Agent or the Issuing Lender, as the case may be, to it.

2.9.    Reimbursement Obligation of the Borrower.    The Borrower agrees to reimburse the Issuing Lender on the Business Day on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) Section 3.5(b) until the Business Day next succeeding the date of the relevant notice and (ii) Section 3.5(c) thereafter. Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 2.8 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.2 of Base Rate Loans in the amount of such drawing (and the minimum borrowing amount in such Section shall not apply to such borrowing). The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Loans could be made, pursuant to Section 2.2, if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

2.10.    Obligations Absolute.

(a)    The Borrower’s obligations under Section 2.9 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 2.9 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the

State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

(b)    The Issuing Lender is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter. The Issuing Lender is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by the Issuing Lender to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved. The Borrower agrees to hold the Issuing Lender and each other Lender harmless and indemnified against any liability or claim in connection with or arising out of the subject matter of this section, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY LENDER, provided only that no Lender shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

(c)    If the maturity of any Letter of Credit is extended by its terms or by law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of the Borrower, or if the amount of any Letter of Credit is increased at the request of the Borrower, this Agreement shall be binding upon the Loan Parties with respect to drafts and property covered thereby, and with respect to any action taken by the Issuing Lender, the Issuing Lender’s correspondents, or any Lender in accordance with such extension, increase or other modification.

(d)    If any Letter of Credit provides that it is transferable, the Issuing Lender shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall the Issuing Lender be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by the Issuing Lender to any purported transferee or transferees as determined by the Issuing Lender is hereby authorized and approved, and the Borrower further agrees to hold the Issuing Lender and each other Lender harmless and indemnified against any liability or claim in connection with or arising out of the foregoing, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY LENDER, provided only that no Lender shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

2.11.    Letter of Credit Payments.    If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

2.12.    Applications.    To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2, the provisions of this Section 2 shall apply.

2.13.    Borrowing Base and Collateral Value Determination.

(a)    During the period from the Closing Date to the first Determination Date following the Closing Date redetermining the Borrowing Base, the Borrowing Base shall be $350,000,000. During the period from the Closing Date to the first Determination Date redetermining the Collateral Value, the Collateral Value shall be $700,000,000.

(b)    Within 45 days after receiving the relevant Engineering Reports with respect to any Evaluation Date and the respective accompanying reports and information thereto required to be furnished pursuant to Section 6.2(d), or as promptly thereafter as practicable, the Required Lenders (or, in the case of any increase in the Borrowing Base, all the Lenders) shall agree upon an amount for the Collateral Value or the Borrowing Base, as the case may be, as applicable with respect to such Evaluation Date, and the Administrative Agent shall by notice to the Borrower designate such amounts as the new Collateral Value and, if applicable, Borrowing Base, respectively, which designation shall take effect immediately on the date of such notice (herein called a “Determination Date”) and shall remain in effect until but not including the next date as of which the Collateral Value or the Borrowing Base, as the case may be, are redetermined. If the Borrower does not furnish all such information, reports and data by the date specified in Section 6.2(d), the Administrative Agent may nonetheless designate the Collateral Value or the Borrowing Base, as the case may be, at any amount which the Required Lenders determine and may redesignate the Collateral Value or the Borrowing Base, as the case may be, from time to time thereafter in a similar manner until each Lender receives all information, reports and data, whereupon the Required Lenders shall designate the Collateral Value or the Borrowing Base, as the case may be, as described above. The Required Lenders shall determine the Collateral Value based on the reports delivered pursuant to Section 6.2(d) and the average of the applicable price assumptions used by the Reference Lenders in evaluating their oil and gas loans generally as determined by the Administrative Agent and such determination of the Collateral Value shall deduct the net present value of the reserves projected to be produced on or prior to the next scheduled Evaluation Date. The Required Lenders shall determine the amount of the Borrowing Base based (i) upon the total debt of the Company and its Subsidiaries and upon the loan value which they in their discretion assign to the various oil and gas properties of the Company and its Subsidiaries at such time and (ii) upon such other credit factors (including, without limitation, (A) the assets, liabilities, cash flow, hedged and unhedged exposure to price, agreements affecting reserves, business, properties, prospects, production history of reserves, nature of the ownership of the reserves, Liens affecting properties, management and ownership of the Company and its Subsidiaries, (B) foreign exchange rate changes and interest rate changes, (C) the general policies of the Required Lenders from time to time with respect to the prices used in evaluating their oil and gas loans generally and (D) the Collateral) as they in their discretion deem significant. It is expressly understood that the Lenders and the Administrative Agent have no obligation to agree upon or designate the Collateral Value or the Borrowing Base at any particular amount.

(c)    Until the termination of the Revolving Commitment Period, the Borrower may, during the 15-day period beginning on each Determination Date, reduce the Borrowing Base from the amount designated by the Administrative Agent to any lesser amount by delivering a notice during such period to the Administrative Agent to that effect, with such reduction to be effective as of the date such notice is received by the Administrative Agent and shall continue in effect until such time as the Borrowing Base is redetermined in accordance with Section 2.13(b).

SECTION 3.    GENERAL PROVISIONS APPLICABLE TO REVOLVING LOANS  AND LETTERS OF CREDIT

3.1.    Optional Prepayments.    The Borrower may at any time and from time to time prepay the Revolving Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 3.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $5,000,000 or whole multiples of $1,000,000 in excess thereof.

3.2.    Mandatory Prepayments

(a)    If at any time (the “Collateral Deficiency Date”), the Collateral Coverage Ratio is less than 2.0 to 1.0, the Borrower shall either:

(i)    Give notice to the Administrative Agent that it elects to reduce the Borrowing Base and prepay the Revolving Loans to the extent necessary to comply with the Collateral Coverage Ratio at such time whereupon the Borrowing Base shall be so reduced with immediate effect and the Borrower shall make such prepayment on or before the date that is 30 days after the related Collateral Deficiency Date and to the extent such prepayment of the aggregate principal amount of Revolving Loans then outstanding is insufficient to result in compliance with the Collateral Coverage Ratio, the Borrower shall, to the extent of such insufficiency, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent; or

(ii)    certify to the Administrative Agent that the Borrower has good and defensible title, free of any Liens, to Proved Developed Properties in an amount which, if subject to one or more Mortgages, would result in the Borrower being in compliance with such Collateral Coverage Ratio, and provide to each Lender the same information regarding such Proved Developed Properties as would be required for an evaluation of the Collateral Value attributable thereto by the Required Lenders under Section 2.13. Within 10 days after such certification, the Required Lenders shall either (x) determine that such properties, if subject to a Mortgage, would result in the Borrower being in compliance with such Collateral Coverage Ratio, in which case, the Borrower shall within 20 days of such certification, and in any event, no later than within 30 days of the Collateral Deficiency Date, deliver a Mortgage (or a satisfactory amendment to an Existing Mortgage) to the Administrative Agent with respect to each such Proved Developed Property, executed and delivered by a duly authorized officer of each party thereto and accompanied by such other documentation as the Administrative Agent shall reasonably request (including, without limitation, legal opinions in form and substance satisfactory to the Administrative Agent relating thereto) or (y) determine that such properties, if subject to a Mortgage, would not result in the Borrower being in compliance with such Collateral Coverage Ratio, in which case, the Borrower shall make the prepayments specified in subsection (i) of this Section 3.2(a) within 30 days of the Collateral Deficiency Date.

(b)    If at any time (A) the Total Revolving Extensions of Credit exceed (B) the Borrowing Base at such time (such excess, the “Borrowing Base Deficiency”) the Administrative Agent shall give notice thereof to the Borrower (a “Borrowing Base Deficiency Notice”) and within 30 days after the date of such Borrowing Base Deficiency Notice, the Borrower shall either:

(i)    Give notice to the Administrative Agent that it elects to prepay the Revolving Loans in an amount at least equal to the Borrowing Base Deficiency whereupon the Borrower shall make such prepayment on or before the date that is 60 days after the date of the Borrowing Base Deficiency and, to the extent such prepayment of the aggregate principal amount of Revolving Loans then outstanding is less than such Borrowing Base Deficiency, the Borrower shall, to the extent of such shortfall, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent; or

(ii)    Give notice to the Administrative Agent that it elects to prepay the Revolving Loans in an aggregate amount equal to the Borrowing Base Deficiency (or, to the extent such prepayments of the aggregate principal amount of Revolving Loans then outstanding are less than the Borrowing Base Deficiency, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent) in six consecutive equal monthly installments, whereupon the Borrower shall pay the first such installment 30 days after the date of the Borrowing Base Deficiency and the next five such installments on the same day of each consecutive month thereafter; or

(iii)    (A) certify to the Administrative Agent that the Borrower has good and defensible title, free of any Liens, to oil and gas properties not included in the determination of the Borrowing Base then in effect in an amount which, if taken into account in such determination, would eliminate the Borrowing Base Deficiency, and (B) provide to each Lender the same information regarding such properties as would be required for an evaluation of the value attributable thereto by the Required Lenders under Section 2.13 in calculating the Borrowing Base. Within 30 days after such certification, if the Required Lenders shall determine that taking into account such properties in the determination of the Borrowing Base would not be sufficient to result in the elimination of the Borrowing Base Deficiency, the Borrower shall either (x) make the prepayments specified in subsection (i) of this Section 3.2(b) immediately or (y) make the installment prepayments specified in subsection (ii) of this Section 3.2(b) with the first such installment due immediately.

(c)    The Total Revolving Commitments shall be reduced by an amount equal to any Excess Amount and shall be accompanied by prepayment of the Revolving Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the Total Revolving Commitments as so reduced, provided that if the aggregate amount of Revolving Loans then outstanding is less than the amount of such Excess Amount (because L/C Obligations constitute a portion of the Total Revolving Extensions of Credit), the Borrower shall, to the extent of the balance of such Excess Amount, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent.

3.3.    Conversion and Continuation Options

(a)    The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election by 9:00 A.M., Los Angeles, California time, three Business Days’ preceding the day on which such conversion is to occur, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving prior irrevocable notice to the Administrative Agent by 9:00 A.M., Los Angeles, California time, three Business Days’ prior to such conversion (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

(b)    Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period”

set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Eurodollar Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

3.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or whole multiples of $1,000,000 in excess thereof and (b) no more than five Eurodollar Tranches shall be outstanding at any one time.

3.5. Interest Rates and Payment Dates

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Revolving Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Revolving Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans plus 2%, and (ii) if all or a portion of any interest payable on any Revolving Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

3.6. Computation of Interest and Fees

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Reference Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Revolving Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.5(a).

3.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Revolving Loans during such Interest Period, the Administrative Agent shall give telefacsimile, email or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Revolving Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Revolving Loans to Eurodollar Loans.

3.8. Pro Rata Treatment and Payments

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the Revolving Percentages of the Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 11:00 A.M., Los Angeles, California time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f) The Borrower and any Lender shall have the option, from time to time, to execute and deliver to the Administrative Agent a Pari Passu Hedging Obligation Notice designating a fixed dollar amount as the allocation of the maximum amount of Pari Passu

Hedging Obligations for a stated Lender and its Affiliates (a “Pari Passu Hedging Obligation Allocation”), and the Pari Passu Hedging Obligation Allocation of any Lender and its Affiliates may be terminated, increased or decreased from time to time by a subsequent Pari Passu Hedging Obligation Notice executed by the Borrower and such Lender; provided that (i) the maximum aggregate amount of all Pari Passu Hedge Obligation Allocations at any one time shall not exceed $50,000,000 and (ii) no such Pari Passu Hedging Obligation Notice shall be effective until the Administrative Agent shall have executed and delivered to the Borrower and such Lender such notice confirming such Pari Passu Hedging Obligation Allocation. The Administrative Agent shall maintain a register to record all Pari Passu Hedging Obligation Allocations. The obligations under the Lender Hedge Agreements with such Lender and its Affiliates that exceed such Lender’s Pari Passu Hedging Obligation Allocation shall not be Pari Passu Hedging Obligations. The aggregate amount of Pari Passu Hedging Obligations outstanding from time to time shall be considered Obligations for purposes of each of the Security Documents and shall be secured by all the Collateral granted thereunder in accordance with the following Section 3.8(g).

(g) Notwithstanding anything in this Section 3.8 or in any of the Loan Documents to the contrary, in the event that the Revolving Loans shall have become due and payable, and the Revolving Commitments shall have been terminated, pursuant to Section 8, any amounts received by the Administrative Agent from the Loan Parties or their Subsidiaries or from the Collateral in respect of the Borrower’s Obligations shall be applied in the following order of priority:

(i) First, to reimburse the Administrative Agent for its fees, costs and expenses pursuant to the Loan Documents;

(ii) Second, to pay unpaid interest accrued on the Revolving Loans;

(iii) Third, (A) to pay all other outstanding Obligations (whether or not contingent) under, out of, or in connection with any of the Loan Documents or Letters of Credit, including the outstanding principal of the Revolving Loans and, after the payment of the outstanding principal of the Revolving Loans, to cash collateralize outstanding Letters of Credit (as contemplated pursuant to Section 8) and (B) to pay Pari Passu Hedging Obligations (applied ratably to (A) and to (B) based upon the total outstanding Obligations under (A) and the lesser of the total outstanding Pari Passu Hedging Obligations under (B) or $50,000,000); and

(iv) Fourth, once all of the foregoing Obligations (whether or not contingent) and Pari Passu Hedging Obligations have been indefeasibly paid in full and all Letters of Credit have been terminated or cash collateralized (as contemplated pursuant to Section 8), to the Borrower.

Administrative Agent shall have no responsibility to determine the existence or amount of Pari Passu Hedging Obligations and may reserve from the application of amounts under this paragraph (g) amounts distributable in respect of Pari Passu Hedging Obligations until it has received evidence satisfactory to it of the existence and amount of such Pari Passu Hedging Obligations.

3.9. Requirements of Law

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 3.10 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this

Section shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

3.10. Taxes

(a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-89ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

3.11. Indemnity. The Borrower agrees to indemnify each Lender and the Administrative Agent and to hold each Lender and the Administrative Agent harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

3.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.9 or 3.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Revolving Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.9 or 3.10(a).

3.13. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 3.9 or 3.10(a) or (b) defaults in its obligation to make Revolving Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 3.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.9 or 3.10(a), (iv) the replacement financial institution shall purchase, at par, all Revolving Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 3.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.9 or 3.10(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

3.14. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Revolving Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Revolving Loan made hereunder and any Note evidencing such Revolving Loan, the Type of such Revolving Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 3.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Revolving Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Revolving Loan of such Lender, substantially in the form of Exhibit H, with appropriate insertions as to date and principal amount.

3.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Revolving Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Revolving Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Revolving Loans and issue or participate in the Letters of Credit, the Company and the Borrower hereby jointly and severally represent and warrant to each Agent and each Lender that:

4.1. Financial Condition. The audited consolidated balance sheets of the Company as at December 31, 2000, December 31, 2001 and December 31, 2002, and the related consolidated statements of operations and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PriceWaterhouseCoopers, present fairly the consolidated financial condition of the Company as at such dates, and their respective consolidated results of operations and consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Company, as at March 31, 2003, and the related unaudited consolidated statements of operations and cash flows for the three-month period ended on such date, present fairly the consolidated financial condition of the Company as at such date, and its consolidated results of operations and consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Except as set forth on Schedule 4.1(b), no Group Member has any material Guarantee Obligations, contingent liabilities or liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2002, to and including the date hereof there has been no Disposition by the Company of any material part of its business or property.

4.2. No Change. Since December 31, 2002, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3. Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation, partnership or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the transactions contemplated hereby and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Company, the Borrower or any of their respective Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Company, the Borrower or any of their respective Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company or the Borrower, threatened by or against the Company, the Borrower or any of their respective Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that, except as set forth on Schedule 4.6, could reasonably be expected to have a Material Adverse Effect.

4.7. No Default. Neither the Company, the Borrower nor any of their respective Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8. Ownership of Property; Liens. Each Group Member has good and defensible title to all of its material properties and assets, free and clear of all Liens other than Liens permitted under Section 7.3 and of all impediments to the use of such properties and assets in such Group Member’s business, except that no representation or warranty is made with respect to any oil, gas or mineral property or interest to which no proved oil or gas reserves are properly attributed. Except for Liens permitted under Section 7.3, each Group Member will respectively own in the aggregate, in all material respects, the net interests in production attributable to all material wells and units owned by the Group Members. The ownership of such properties shall not in the aggregate in any material respect obligate such Group Member to bear the costs and expenses relating to the maintenance, development and operations of such properties in an amount materially in excess of the working interest of such properties. Each Group Member has paid all royalties payable under the oil and gas leases to which it is operator, except those contested in accordance with the terms of the applicable joint operating agreement or otherwise contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company, the Borrower or its Subsidiaries, as the case may be.

4.9. Intellectual Property. The Company, the Borrower and each of their respective Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Company or the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Company, the Borrower and their respective Subsidiaries does not infringe on the rights of any Person in any material respect.

4.10. Taxes. Each of the Company, the Borrower and each of their respective Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company, the Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Company and the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11. Federal Regulations. No part of the proceeds of any Revolving Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Company or the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13. ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Company nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

4.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15. Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15(a) sets forth the name and jurisdiction of incorporation, organization or formation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) except as set forth on Schedule 4.15(b), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Company or any Subsidiary. As of the Closing Date, Chesapeake Energy Marketing, Inc. is an “Unrestricted Subsidiary” under the Respective Later Note Indentures.

4.16. Use of Proceeds. The proceeds of the Revolving Loans shall be used for general corporate purposes of the Company, the Borrower and their Subsidiaries. The Letters of Credit shall be used for the general corporate purposes of the Company, the Borrower and their Subsidiaries.

4.17. Environmental Matters.

(a) The facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to material liability under, any Environmental Law.

(b) No Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Company or the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

(d) Except as set forth on Schedule 4.17(d), no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company and the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(e) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to material liability under Environmental Laws.

(f) Except as set forth on Schedule 4.17(f), the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business.

(g) No Group Member has assumed any liability of any other Person under Environmental Laws, other than as a result of a merger or consolidation of such Person into a Group Member or in connection with an asset acquisition, and then only with respect to the acquired assets, in each case where the transaction did not result in the assumption of any known material liabilities.

4.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and proforma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19. Security Documents. Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages (or amendments to the relevant Existing Mortgages as contemplated by Section 5.1(j)) are filed in the offices specified on Schedule 4.19, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person.

4.20. Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, and will continue to be, Solvent.

4.21. Senior Debt Limit. The aggregate amount of Revolving Extensions of Credit outstanding at any time does not exceed the Senior Debt Limit at such time.

4.22. Proved Developed Properties. Each of the Mortgaged Properties is a Proved Developed Property.

4.23. Subsidiary Guarantors. Each “Restricted Subsidiary” under the Respective Later Note Indentures is a Subsidiary Guarantor.

SECTION 5. CONDITIONS PRECEDENT

5.1. Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”).

(a) Credit Agreement; Guarantee Agreement. The Administrative Agent shall have received (i) this Agreement, or, in the case of the Lenders, an Addendum, executed and delivered by each Agent, the Company and the Borrower and each Person listed on Schedule 1.1A, and (ii) the Guarantee Agreement, executed and delivered by the Company and each Subsidiary Guarantor.

(b) Approvals. All governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the transactions contemplated hereby and the continuing operations of the Company and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated hereby.

(c) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in the central filing office (and, to the extent requested by the Administrative Agent, the local filing offices) of each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(d) Reports; Officer’s Certificate. The Company shall have delivered to the Administrative Agent, prior to the Closing Date, (i) reports satisfying the requirements of the definition of Adjusted Consolidated Net Tangible Assets in order to calculate such amount as of March 31, 2003, (ii) the Initial Engineering Reports and (iii) a certificate of the chief financial officer or the treasurer of the Company certifying (A) the calculation of Adjusted Consolidated Net Tangible Assets as of March 31, 2003, (B) that the liens securing the Collateral are permitted under the Indentures, (C) the calculation of the Senior Debt Limit as of March 31, 2003, and (D) the calculation of the Collateral Value (based upon the Engineering Report as of December 31, 2002 and deducting the reserves projected to be produced on or prior to the next Evaluation Date), which certificate shall attach all reports and appraisals used to make such calculations.

(e) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Revolving Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(f) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(g) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Commercial Law Group, P.C., counsel to the Company and its Subsidiaries, substantially in the form of Exhibit F; and

(ii) the legal opinion of Thompson & Knight and such other special and local counsel as may be required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(h) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(i) Mortgages, etc.

(i) The Administrative Agent shall have received a Mortgage (together with any other documents requested to be delivered thereunder) to be filed in each county in which the Mortgaged Properties are located or satisfactory amendments to each Existing Mortgage, executed and delivered by a duly authorized officer of each party thereto. The aggregate Collateral Value of such Mortgaged Properties as of the Closing Date shall be sufficient to cause the Collateral Coverage Ratio to be at least 2.0 to 1.0 on the Closing Date. Upon receipt of the Mortgages, the Administrative Agent will be responsible for, and arrange for, the recording thereof.

(ii) If requested by the Administrative Agent, the Administrative Agent shall have received (A) copies of all material contracts relating to the Mortgaged Properties and (B) copies of satisfactory legal opinions as to title to the Mortgaged Properties representing not more than 50% of the Collateral Value.

(j) Solvency Certificate. Each of the Lenders shall have received and shall be satisfied with a solvency certificate of the chief financial officer or treasurer of the Company which shall document the solvency of the Company and its subsidiaries after giving effect to the transactions contemplated hereby.

(k) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of this Agreement.

(l) Exiting Lenders. The Administrative Agent shall have received evidence satisfactory to it that (i) all Loans (as defined in the Existing Credit Agreement) of the Lenders (as defined in the Existing Credit Agreement) which will not execute and deliver an Addendum (and will not have a Revolving Commitment hereunder) with respect to this Agreement (“Exiting Lenders”) shall have been or shall concurrently be repaid in full, together with any accrued interest thereon and any accrued fees payable to such Exiting Lenders under the Existing Credit Agreement to but excluding the Closing Date, and (ii) the commitments under the Existing Credit Agreement of such Exiting Lenders shall have been or shall concurrently be terminated.

5.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Senior Debt Limit. The Total Revolving Extensions of Credit do not exceed the Senior Debt Limit after giving effect to the extensions of credit requested to be made on such date.

(d) Senior Debt Limit Certificate. If the Total Revolving Extensions of Credit exceed $300,000,000 after giving effect to the extensions of credit requested to be made on such date, Administrative Agent shall have received a certificate dated as of the date of any extension of credit (the “Senior Debt Certificate”) of the chief financial officer or treasurer of the Company certifying: (a) the maximum amount of Indebtedness that the Company and its Subsidiaries may incur and secure pursuant to the terms of clause (i) of the definition of “Permitted Indebtedness” and clause (ii) of the definition of “Permitted Liens” under the Respective Later Note Indentures, and the amount, if any, of Indebtedness (other than Indebtedness under this Agreement) that the Company or any of its Subsidiaries have incurred and/or secured by Liens as of such day that counts against the restrictions on the maximum amount of Indebtedness referred to in such clause (i); and (b) (x) the maximum amount of Indebtedness that the Company and its Subsidiaries may incur and secure pursuant to the terms of clause (i) of Section 4.9 of the Respective Earlier Note Indentures and the amount of Indebtedness (other than Indebtedness under this Agreement) that the Company or any of its Subsidiaries have incurred and/or secured by Liens as of such day that counts against the restrictions on the maximum amount of Indebtedness referred to in such clause (i) and (y) the actual amount of Indebtedness, if any, incurred and secured by the Borrower under this Agreement which is permitted to be so incurred and secured under clause (b) of Section 4.9 of the Respective Earlier Note Indentures. Each Senior Debt Certificate shall attach documentation demonstrating compliance with the Senior Debt Limit as may be requested by

Administrative Agent, including satisfactory reports and appraisals supporting such calculation and copies of the reports and appraisals prepared by independent petroleum engineers and appraisers in connection with the determination of Adjusted Consolidated Net Tangible Assets pursuant to the Indentures as of the last day of the most recently ended fiscal year of the Company.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Company and the Borrower hereby jointly and severally agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Revolving Loan or other amount is owing to any Lender or Agent hereunder, each of the Company and the Borrower shall and shall cause each of its Subsidiaries to:

6.1. Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 95 days after the end of each fiscal year of the Company, (i) a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers or another of the nationally recognized firms, or other independent certified public accountants selected by the Company and acceptable to the Administrative Agent and (ii) the unaudited consolidating balance sheets of the Company and its consolidated Subsidiaries as at the end of such fiscal year and the related unaudited consolidating statements of operations and cash flows for such year setting forth in each case in comparative form the figures for the previous year certified by a Responsible Officer as being fairly stated in all material respects;

(b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated and consolidating balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of operations and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

6.2. Certificates; Other Information. Furnish to the Administrative Agent who will forward to each Lender (or, in the case of clause (f), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefore no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer of the Company and the Borrower stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, a Compliance Certificate (A) containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement (including, without limitation, Section 7.1) referred to therein as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be, and, if applicable, for determining the Applicable Margins and Commitment Fee Rate, (B) if the Total Revolving Commitments exceed $300,000,000, certifying the calculation of the Senior Debt Limit as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be, and attaching copies of reports and appraisals utilized in connection with such calculation, and (C) certifying the value of the oil and gas properties of the Company and its Subsidiaries over which a Lien has been created pursuant to Section 7.3(k) and such certificate shall set forth such calculation based on the applicable Engineering Reports delivered pursuant to Section 6.2(e) and the average of the applicable price assumptions used by the Reference Lenders in the most recent determination of the Collateral Value pursuant to Section 2.13;

(c) as soon as available, and in any event no later than 95 days after the end of each fiscal year of the Company, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Company and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available but not more than once per fiscal quarter of the Company, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) within (i) 120 days of each Evaluation Date occurring on December 31 and (ii) 75 days of each other Evaluation Date, one or more engineering reports, prepared by the Company’s engineers and certified by a Responsible Officer as to the accuracy and completeness thereof (each, a “Company Report”) or, in the case of each Evaluation Date occurring on December 31, prepared with respect to not less than 70% of the reserve volume of the Company and its Subsidiaries (but in any event, not less than 95% of the reserve volume used in the determination of the Collateral Value with respect to such Evaluation Date) by independent petroleum engineers chosen by the Company and acceptable to the Majority Lenders (each such report, an “Independent Report”, the Independent Reports collectively with the Company Reports, the “Engineering Reports”) together with all other information, reports and data which the Administrative Agent has requested in connection therewith, which shall set forth for each oil and gas property or interest of the Company and its Subsidiaries the separate categories of proved developed producing reserves, proved developed nonproducing reserves and proved undeveloped reserves attributable to such properties together with a projection of the rate of production with respect thereto as of the date that is (A) with respect to any Evaluation Date that is December 31 and June 30, such Evaluation Date and (B) with respect to any other Evaluation Date, the last day of the fiscal quarter immediately preceding such Evaluation Date for which the Engineering Reports so required may be reasonably prepared, which report(s), in any case, shall distinguish (or shall be delivered together with a certificate from an appropriate officer of the Borrower which distinguishes) those properties treated in the report which are Collateral, from those properties treated in the report which are not Collateral. Each Engineering Report shall be satisfactory to the Administrative Agent and, without limitation, shall (i) contain sufficient information to enable the Borrower to meet the reporting requirements concerning oil and gas reserves contained in Regulations S-K and S-X promulgated by the SEC and to ascertain projected future production attributable to the portion of the reserves of the Mortgaged Properties categorized as “Producing” under the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successors), (ii) take into account any “over-produced” status under gas balancing arrangements, and (iii) contain information and analysis comparable in scope to that contained in the Initial Engineering Report. Accompanying each Engineering Report, the Borrower shall deliver a report reflecting the occurrence of the following events since the date of the most recent Engineering Report: (i) all property sales and pending property sales identifying the property and sale price therefor, (ii) all property purchases and pending property purchases identifying the property and the purchase price therefor, and (iii) changes in the categories of proved developed producing reserves, proved developed nonproducing reserves and proved undeveloped reserves attributable to each oil and gas property or interest of the Company and its Subsidiaries;

(e) as soon as available after the end of each fiscal year of the Company if the Total Revolving Extensions of Credit at that time exceed $300,000,000, and in any event prior to the first extension of credit hereunder during any new fiscal year which would cause the Total Revolving Extensions of Credit to exceed $300,000,000 (unless such first extension of credit occurs after the delivery of the Independent Report under Section 6.2(d) prepared as of such fiscal year end), a certificate of a Responsible Officer setting forth an estimate (the “Estimated ACNTA”) of the Adjusted Consolidated Net Tangible Assets as of the last day of the fiscal year of the Company most recently ended based on the projected proved oil and gas reserves of the Company and its Restricted Subsidiaries as of the last day of such fiscal year of the Company, such projection to be prepared using the reserve reports delivered in connection with the calculation of the Senior Debt Limit as of the last day of the fiscal quarter of the Company ended on September 30 of the relevant fiscal year of the Company most recently ended and the price assumptions to be used in the preparation of the independent petroleum engineer reports and appraisals to be delivered in connection with the determination of Adjusted Consolidated Net Tangible Assets pursuant to the Indentures as of the last day of such recently ended fiscal year; and

(f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5. Maintenance of Property; Insurance.

(a) Each Group Member will (i) do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of the properties owned by each Group Member, including without limitation, all equipment, machinery and facilities, and (ii) make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of the properties owned by each Group Member will be fully preserved and maintained, except to the extent a portion of such properties are oil and gas properties no longer capable of producing hydrocarbons in economically reasonable amounts.

(b) Each Group Member will promptly pay and discharge or cause to be paid and discharged all delay rentals, royalties, expenses and indebtedness accruing under, and perform or cause to be performed each and every act, matter or thing required by, each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its properties and will do all other things necessary to keep unimpaired each Group Member’s rights with respect thereto and prevent any forfeiture thereof or a default thereunder, except to the extent a portion of oil and gas properties is no longer capable of producing hydrocarbons in economically reasonable amounts.

(c) Each Group Member will operate its properties or cause or use commercially reasonable efforts to cause such properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all material respects with all laws; and

(d) Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event general liability) as are usually insured against in the same general area by companies engaged in the same or a similar business and in any case no less comprehensive in scope than that maintained by the Company and its Subsidiaries as of the Closing Date.

6.6. Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and permit representatives of any Lender (coordinated through the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

6.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $10,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8. Environmental Laws.

(a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

(c) Promptly furnish to the Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Group Member, or of which it has notice, pending or threatened against any Group Member, by any governmental authority with respect to any alleged violation of or non-compliance in any material respect with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its properties or the operation of its business.

(d) Promptly furnish to the Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by any Group Member in connection with its ownership or use of its properties or the conduct of its business, relating to potential responsibility which could if adversely determined result in fines or liability of a material amount with respect to any investigation or clean-up of Hazardous Material at any location.

6.9. Collateral Coverage and Guarantees.

(a) Maintain a Collateral Coverage Ratio at all times of at least 2.0 to 1.0 in accordance with the provisions set forth in Section 3.2(a).

(b) Subject to Section 10.14(b), with respect to any new Subsidiary created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (b), shall include any existing Subsidiary that ceases to be an “Unrestricted Subsidiary” under the Respective Later Note Indentures), promptly (i) cause such new Subsidiary (A) to become a party to the Guarantee Agreement and (B) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.10. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional mortgages, deeds of trust, chattel mortgages, security agreements, financing statements, reports (including reports of the type described in Section 6.2(d)), instruments, legal opinions, certificates or documents (including, without limitation, documents of the type described in Section 5.1(i)(ii)), all in form and substance satisfactory to the Administrative Agent, and take all such actions as may be requested hereunder (including, without limitation, in order to comply with Section 6.9) or as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this

Agreement and the other Loan Documents (including, without limitation, Section 6.9), or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Company and the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Company, the Borrower or any of their respective Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

SECTION 7. NEGATIVE COVENANTS

The Company and the Borrower hereby jointly and severally agree that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Revolving Loan or other amount is owing to any Lender or Agent hereunder, each of the Company and the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1. Financial Condition Covenants.

(a) Current Ratio. Permit the Current Ratio at the end of any fiscal quarter of the Company (beginning with the quarter ended June 30, 2003) to be less than 1.0 to 1.0.

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Company (beginning with the quarter ended June 30, 2003) to be less than 2.5 to 1.0.

7.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness (i) of the Borrower to the Company or to any Subsidiary of the Company, (ii) of the Company or any Subsidiary Guarantor to the Borrower (except in the event that there has been an acceleration of the maturity of any Obligation) or to any other Subsidiary of the Company, (iii) of any Subsidiary of the Company (other than the Borrower or a Subsidiary Guarantor) to any Subsidiary of the Company (other than the Borrower or a Subsidiary Guarantor), and (iv) subject to Section 7.7(g), of any Subsidiary (other than the Borrower or a Subsidiary Guarantor) to the Borrower or any Subsidiary Guarantor;

(c) Guarantee Obligations incurred in the ordinary course of business by the Borrower and the Company or any of its Subsidiaries of obligations of the Borrower, any Subsidiary Guarantor and, subject to Section 7.7(g), of any Subsidiary (other than the Borrower or a Subsidiary Guarantor);

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding;

(f) Indebtedness under the Indentures as of the Closing Date;

(g) Hedge Agreements entered into with the purpose and effect of hedging price risk on oil or gas expected to be produced by Group Members, provided that at all times: (1) no such contract has, or fixes a price for, a term of more than thirty-six months (except contracts hedging only basis differential risk); (2) the aggregate monthly production covered by all such contracts for such month of production (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to the Administrative Agent) for any single month does not exceed 100% of Group Members’ aggregate Projected Oil and Gas Production anticipated to be sold in the ordinary course of Group Members’ businesses for such month, and (3) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) is a nationally recognized, well-capitalized hedging counterparty or is an investment grade-rated industry participant. As used in this subsection, the term “Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by any Group Member which are located in or offshore of the United States and Canada and which have attributable to them proved oil or gas reserves, as such production is projected in the most recent report delivered pursuant to Section 6.2(c), after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of Section 6.2(c) and which is otherwise satisfactory to the Administrative Agent;

(h) Hedge Agreements entered into by a Group Member with the purpose and effect of fixing interest rates on a principal amount of Indebtedness of such Group Member that is accruing interest at a variable rate, provided that the aggregate notional amount of such contracts never exceeds 75% of the anticipated outstanding principal balance of the Indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, and the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract; and the fixed rate index of each such contract generally matches the interest on the corresponding obligation to be hedged by such contract; provided further that each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) is a nationally recognized, well-capitalized hedging counterparty;

(i) Indebtedness of Chesapeake Energy Marketing, Inc. in an aggregate principal amount at any one time outstanding not to exceed $25,000,000;

(j) liabilities with respect to accrued revenues and royalties due to others during the period the payment thereof has been properly suspended in accordance with applicable agreements and applicable law;

(k) Hedging Agreements entered into by the Company with the purpose and effect of contracting for variable interest rates on a principal amount of Indebtedness of the Company (which, for purposes of this subsection only, shall include the liquidation preference on preferred stock of the Company) that is accruing interest or dividends at a fixed rate, provided that (1) the ratio of fixed rate Indebtedness of the Company to total Indebtedness of the Company (excluding Indebtedness outstanding under this Agreement) remains at least seventy percent (70%), and (2) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) is a nationally recognized well capitalized hedging counterparty or is an investment grade industry participant; plus the Guarantee Obligations of one or more of the Group Members of the obligations of the Company permitted to be incurred under this Section 7.2(k);

(l) additional Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount (for the Company and all Subsidiaries) not to exceed $25,000,000 at any one time outstanding, plus, the lesser of (i) for a period limited to 90 days after an acquisition permitted under Section 7.7(h), the amount of indebtedness secured by Liens upon any property so acquired or owing by the Person so acquired and existing at the time of such acquisition and not incurred in contemplation thereof, and, after the end of such 90 day period, zero, and (ii) $25,000,000; and

(m) Indebtedness evidenced by senior or subordinated notes issued by the Company, and Guarantees thereof by the Borrower and the Subsidiary Guarantors; provided that (i) such Indebtedness is unsecured, (ii) such notes are issued in a public offering under a registration statement, or are issued to accredited institutional investors pursuant to Rule 144A or Regulation S of the Securities Exchange Commission with a covenant to exchange such notes for substantially identical notes offered under such a registration statement (and the issuance of such registered notes upon such exchange shall not be considered a new incurrence of Indebtedness under this Section 7.2(m)), (iii) at the time of such issuance and after giving effect thereto, each of the Pro Forma Incurrence Tests are met, (iv) no principal amount of such Indebtedness matures earlier than two (2) years after the Revolving Termination Date, (v) at the time of such issuance and after giving effect thereto, no Default or Event of Default shall exist or would occur, (vi) such Indebtedness is governed by an Indenture where none of the covenants and events of default are more restrictive on the Company and its Subsidiaries than the covenants and events of default under the Indenture dated as of March 5, 2003, (vii) at the time of such issuance and after giving effect thereto, each of Moody’s and S&P maintains its rating applicable to the Company’s senior unsecured long-term debt equal to or more favorable than its rating of such debt in effect on the Closing Date and equal to or more favorable than its most favorable rating of such debt during the 180 days preceding the issuance of such notes, and (viii) the Company shall have delivered to the Administrative Agent a certificate in reasonable detail reflecting compliance with each of the forgoing requirements of this Section 7.2(m), including calculations with supporting detail regarding each of the Pro Forma Incurrence Tests, together with such other evidence of compliance with the forgoing requirements of this Section 7.2(m) as the Administrative Agent may reasonably request.

7.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Company or any other Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Company or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens on assets of Chesapeake Energy Marketing, Inc. securing Indebtedness permitted by Section 7.2(i);

(k) Liens on oil and gas properties (that are not Collateral) of the Company and its Subsidiaries the aggregate value of which does not exceed, at any time, $50,000,000 securing Indebtedness under any Hedge Agreement with any Lender or any affiliate thereof (not otherwise secured under Section 7.3 (h) or (l));

(l) any (i) pledge of cash to secure the obligations of the Company and its Subsidiaries with respect to any Hedge Agreement (not otherwise secured under Section 7.3(h) or (k)) or (ii) issuance of letters of credit to secure such obligations or other obligations arising in the ordinary course of business, in the case of both (i) and (ii) not to exceed at any time, an amount equal to $37,500,000 in the aggregate;

(m) for a period limited to 90 days after an acquisition permitted under Section 7.7(h), Liens upon property so acquired, existing at the time of such acquisition and not incurred in contemplation thereof, and not upon any other property, securing only Indebtedness permitted by Section 7.2 (l);

provided, that, none of the Liens created pursuant to paragraphs (a) to (m) (other than paragraph (h)) of this Section 7.3 shall constitute Liens securing Indebtedness permitted under Section 4.9(i) of the Respective Earlier Note Indentures so long as such Indentures remain in effect.

7.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or with or into any Subsidiary of the Borrower that is a Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving entity) or, subject to Section 7.7(g), with or into any other Subsidiary of the Borrower;

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, to any Subsidiary of the Borrower that is a Subsidiary Guarantor or, subject to Section 7.7(g), to any other Subsidiary of the Borrower;

(c) any Subsidiary of the Company (other than the Borrower and its Subsidiaries) may be consolidated with or into the Company (provided that the Company shall be the continuing or surviving entity) or with or into any Subsidiary Guarantor (other than the Borrower or any of its Subsidiaries) (provided that the Subsidiary Guarantor shall be the continuing or surviving entity) or, subject to Section 7.7(g), any Subsidiary (other than the Borrower or any of its Subsidiaries and any Subsidiary Guarantor); and

(d) any Subsidiary of the Company (other than the Borrower and its Subsidiaries) may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any Subsidiary Guarantor (other than the Borrower or any of its Subsidiaries) or, subject to Section 7.7(g), any Subsidiary (other than the Borrower or any of its Subsidiaries and any Subsidiary Guarantor).

7.5. Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Company, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) inventory (including oil and gas sold as produced and seismic data) which is sold in the ordinary course of business on ordinary trade terms;

(c) interests in oil and gas properties, or portions thereof, to which no proved reserves of oil, gas or other liquid or gaseous hydrocarbons are properly attributed;

(d) Dispositions permitted by Section 7.4(b) or 7.4(d); and

(e) other property that is sold for fair consideration to a Person who is not an Affiliate; provided that (i) the maximum amount of Proved Properties sold in the period between any two regular annual Determination Dates on which the Borrowing Base is designated (or the period between the last regular annual Determination Date on which the Borrowing Base is designated in the Revolving Commitment Period and the Revolving Termination Date) shall not exceed 5% of the Proved Properties of the Company and its Subsidiaries as of the December 31 Evaluation Date with respect of the first such Determination Date and based upon the value set forth in the Engineering Report with respect to the first such Determination Date and (ii) the maximum amount of Collateral sold in the period between any two regular semi-annual Determination Dates on which the Collateral Value is designated (or the period between the last regular semi-annual Determination Date on which the Collateral Value is designated in the Revolving Commitment Period and the Revolving Termination Date) shall not exceed the sum of (A) the amount, if any, by which the Collateral Value most recently designated exceeded 200% of the then effective Borrowing Base plus (B) $5,000,000; provided that to the extent the aggregate Net Cash Proceeds of all such Dispositions after the date of this Agreement exceeds $15,000,000 (i) so long as no Default or Event of Default shall have occurred and be continuing, within six months following the receipt of such proceeds by the Group Member the amount of such excess shall be either applied to permanently repay outstanding Indebtedness of any Group Member or to pay the purchase price of proved oil and gas properties acquired by a Group Member or to pay development costs with respect to proved oil and gas properties then owned by a Group Member, or (ii) if a Default or Event of Default shall have occurred and be continuing at the time of such Disposition, the amount of such excess (any such excess, the “Excess Amount”) shall be applied in accordance with Section 3.2(c).

7.6. Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member (or enter into or be party to, or make any payment under, any Synthetic Purchase Agreement with respect to any such Capital Stock if the purchase, redemption, defeasance, retirement or other acquisition thereof by the Company and its Subsidiaries would otherwise be prohibited under this Section 7.6), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company, the Borrower or any Subsidiary of the Company, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating any Group Member to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) any Subsidiary of the Company may pay cash dividends or distributions on its Capital Stock to the Company or any of its Subsidiaries;

(b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Company may (i) purchase the Company’s common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (b)(i) after the Closing Date shall not exceed $5,000,000, or (ii) purchase the Company’s common stock, other than from present or former officers or employees of any Group Member in the circumstance set forth in the preceding clause (b)(i), provided, that the aggregate amount of payments under this clause (b)(ii) after the Closing Date shall not exceed $50,000,000; and

(c) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom at the time such dividends are declared, the Company may pay (i) cash dividends on its Permitted Preferred Stock, and (ii) cash dividends on its common stock not to exceed an amount equal to $50,000,000 for each fiscal year of the Company.

7.7. Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to employees of any Group Member of the Company in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

(e) the purchase by the Company of its outstanding senior notes to the extent permitted by Section 7.8;

(f) intercompany Investments by any Group Member in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor (and, in the case of Investments by the Borrower or any of its Subsidiaries, a Subsidiary of the Borrower);

(g) intercompany Investments by the Company or any of its Subsidiaries in any Person, that, prior to such Investment, is a Subsidiary but not a Subsidiary Guarantor (including, without limitation, Guarantee Obligations with respect to obligations of any such Subsidiary, loans made to any such Subsidiary and Investments resulting from mergers with or sales of assets to any such Subsidiary) plus any Unrestricted Subsidiary Investments in connection with the designation of a Subsidiary Guarantor or any newly created or acquired Subsidiary as an “Unrestricted Subsidiary” under the Respective Later Note Indentures (minus any Unrestricted Subsidiary Investment in connection with the designation of a Subsidiary that is not a Subsidiary Guarantor as a “Restricted Subsidiary” under the Respective Later Note Indentures and a Subsidiary Guarantor hereunder) in an aggregate outstanding amount (valued at cost) not to exceed at any time, together with any Investment pursuant to paragraph (k) of this Section that results in the creation or acquisition of a Subsidiary that is not a Subsidiary Guarantor or the acquisition of assets by, or the contribution or transfer of assets to, a Subsidiary that is not a Subsidiary Guarantor, $25,000,000 in the aggregate (except to the extent the Investment is made in the form of the common stock of the Company);

(h) acquisitions of oil and gas properties and oil and gas exploration and extraction assets and assets directly related thereto and acquisitions of all the Capital Stock of any Person whose assets consist primarily of oil and gas properties and oil and gas exploration and extraction assets and assets directly related thereto the consideration for which is in the form of cash or Capital Stock of the Company;

(i) the entry into operating agreements, processing agreements, farm-out agreements, development agreements, area of mutual interest agreements, contracts for the transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, or other similar customary agreements, transactions, properties, interests or arrangements, in each case made or entered into in the ordinary course of business as conducted by the Company and its Subsidiaries as of the Closing Date;

(j) Investments pursuant to the employment agreements between each of Aubrey K. McClendon and Tom L. Ward and the Company as are in effect as of the Closing Date;

(k) Investments resulting from Indebtedness permitted under Section 7.2(b);

(l) Investments set forth on Schedule 7.7(l);

(m) Investments by the Company or any of its Subsidiaries in any publicly traded stock of a company whose business consists primarily of oil and gas exploration, development, production, drilling or field services in an aggregate outstanding amount at any time (valued at cost) not to exceed $50,000,000; and

(n) in addition to Investments otherwise expressly permitted by this Section, Investments by the Company or any of its Subsidiaries (including, without limitation, joint ventures and partnerships) in an aggregate outstanding amount at any time (valued at cost) not to exceed $25,000,000 during the term of this Agreement (except to the extent such consideration is in the form of the common stock of the Company);

provided that, with respect to any Investment under clauses 7.7(c), (g), (h), (m) or (n), no Default or Event of Default shall have occurred and be continuing or would result therefrom.

7.8. Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to Indebtedness under any Indenture or enter into any derivative or other transaction with any Derivatives Counterparty obligating the Company, the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Indebtedness; (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of Indebtedness under the Indentures (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee); or (c) enter into or be party to, or make any payment under, any Synthetic Purchase Agreement with respect to any Indebtedness the making or offering to make of any optional or voluntary payment or prepayment thereon, or any repurchase or redemption thereof, or the optional or voluntary defeasance or segregation of funds with respect thereto, the Company and its Subsidiaries are otherwise prohibited from doing under this Section 7.8; except:

(i) optional or voluntary payments, prepayments, repurchases in market transactions or redemptions of Indebtedness under any Indenture with the proceeds of any new Indebtedness incurred under Section 7.2(m) to the extent such proceeds are so applied within 90 days after the incurrence of such new Indebtedness and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(ii) optional or voluntary payments, prepayments, repurchases in market transactions or redemption of Indebtedness under any Indenture if, on a proforma basis after giving effect to such purchase (A) no Default or Event of Default shall exist, (B) the Unused Borrowing Base shall be equal to or greater than $100,000,000 and (C) the Current Ratio shall be equal to or greater than 1.0 to 1.0 after excluding from clause (a)(ii) of the definition of Current Ratio $100,000,000 of the Unused Borrowing Base.

7.9. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Company, the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.10. Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member (including, without limitation, any Sale/Leaseback Transaction as defined in each of the Respective Earlier Note Indentures).

7.11. Changes in Fiscal Periods. Permit the fiscal year of the Company to end on a day other than December 31 or change the Company’s method of determining fiscal quarters.

7.12. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) the Indentures, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (d) any agreements governing Indebtedness permitted under Section 7.2(i) (in which case, any prohibition or limitation shall only be effective against the assets of Chesapeake Energy Marketing, Inc.).

7.13. Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company or the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Company, the Borrower or any other Subsidiary of the Company or the Borrower, as the case may be, (b) make loans or advances to, or other Investments in, the Company or the Borrower or any other Subsidiary of the Company or the Borrower, as the case may be, or (c) transfer any of its assets to the Company or the Borrower or any other Subsidiary of the Company or the Borrower, as the case may be, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any restrictions under the Respective Later Note Indentures applicable to Chesapeake Energy Marketing, Inc. so long as such entity remains an “Unrestricted Subsidiary” thereunder, and (iv) any restrictions under agreements governing Indebtedness of Chesapeake Energy Marketing, Inc. permitted under Section 7.2(i).

7.14. Take-or-Pay Contracts. No Group Member will enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it.

7.15. Lines of Business. Enter into any business, either directly or through any Subsidiary, except for the marketing, exploration and extraction of oil and gas which constitutes the business the Company and its Subsidiaries are engaged in as of the date of this Agreement.

7.16. Senior Debt Limit. Permit the Total Revolving Extensions of Credit at any time to exceed the Senior Debt Limit at such time.

7.17. Preferred Stock Issuance. Create, issue, incur, assume, become liable in respect of or suffer to exist any Preferred Stock, unless: (i) at the time of such issuance and after giving effect thereto, the portion of the Pro Forma Incurrence Tests set forth in clause (b) of the definition of Pro Forma Incurrence Tests is met, (ii) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or with the passage of time, no amount, other than quarterly cash dividends, is payable, matures, is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable or convertible at the option of the holder thereof, in whole or in part, on or prior to the date that is two (2) years after the Revolving Termination Date other than any redemption, exchange or conversion only into common stock of the Company or any other redemption, exchange or conversion rights that cannot be exercised prior to the date that is two (2) years after the Revolving Termination Date, (iii) at the time of such issuance and after giving effect thereto, no Default or Event of Default shall exist or would exist, and (iv) the Company shall have delivered to the Administrative Agent a certificate in reasonable detail reflecting compliance with each of the forgoing requirements of this Section 7.17, including calculation with supporting detail regarding the portion of the Pro Forma Incurrence Tests set forth in clause (b) of the definition of Pro Forma Incurrence Tests is met, together with such other evidence of compliance with the forgoing requirements of this Section 7.17 as the Administrative Agent may reasonably request.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Revolving Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Revolving Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.2(d), clause (i) or (ii) of Section 6.4(a) (with respect to the Company and the Borrower only), Section 6.7(a), 6.9 or Section 7 of this Agreement or (ii) a “default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent; or

(e) any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Revolving Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the

Majority Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Majority Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Majority Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents with respect to Mortgaged Properties with an aggregate value in excess of $5,000,000 shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Company; (ii) the board of directors of the Company shall cease to consist of a majority of Continuing Directors; (iii) the Company shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the Borrower and each Guarantor free and clear of all Liens; (iv) a Specified Change of Control shall occur; or (v) neither Aubrey K. McClendon nor Tom Ward shall be executive officers of the Company;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Revolving Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Majority

Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Revolving Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 9.    THE AGENTS

9.1.    Appointment.    Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

9.2.    Delegation of Duties.    Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3.    Exculpatory Provisions.    Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or to request an additional Evaluation Date unless instructed in writing by the Majority Lenders.

9.4.    Reliance by Agents.    Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Company or the Borrower), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Revolving Loans. Upon receipt by the Administrative Agent from the Borrower of any communication calling for action on the part of the Lenders or upon notice from any other Lender to the Administrative Agent of any Default or Event of Default, the Administrative Agent shall promptly notify each other Lender thereof.

9.5.    Notice of Default.    No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender, the Company or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6.    Non-Reliance on Agents and Other Lenders.    Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Revolving Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7.    Indemnification.    The Lenders agree to indemnify each Agent WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY SUCH AGENT, in its capacity as such (to the extent not reimbursed by the Company or the Borrower within ten days after demand and without limiting the obligation of the Company or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Revolving Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Revolving Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing (whether arising in contract or in tort or otherwise and including any violation or noncompliance with any Environmental Laws by any Person or any liabilities or duties of any Person with respect to Hazardous Materials found in or released into the environment), provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Revolving Loans and all other amounts payable hereunder. As used in this Section the term “Agent” shall refer not only to the Person designated as such in Section 1.1 but also to each director, officer, agent, attorney, employee, representative and Affiliate of such Person.

9.8.    Agent in Its Individual Capacity.    Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Revolving Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9.    Successor Administrative Agent.    The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Revolving Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to the Administrative Agent’s benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10.    Agents Generally.    No Agent shall have any duties or responsibilities hereunder in its capacity as such, other than the Administrative Agent and then only as expressly set forth herein.

SECTION 10.    MISCELLANEOUS

10.1.    Amendments and Waivers.    Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Majority Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Majority Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other

Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Revolving Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Lenders) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, Majority Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee Agreement, in each case without the written consent of all Lenders; (iv) (A) increase the Borrowing Base without the consent of all Lenders, (B) reduce the Borrowing Base or change the Collateral Coverage Ratio required under Section 3.2(a), in each case, without the consent of the Required Lenders or (C) otherwise amend or waive any other provision of Section 2.13 or 3.2 without the consent of the Required Lenders; (v) amend, modify or waive any provision of Section 9 without the written consent of each Agent adversely affected thereby; or (vi) amend, modify or waive any provision of Sections 2.5 to 2.12 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Revolving Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Administrative Agent may, without the consent of any Lender, enter into any Security Document or any amendment, waiver, or release to the extent necessary to provide for additional Collateral as contemplated by any provision of this Agreement or to provide for the release of Collateral to the extent permitted by the terms of this Agreement.

10.2.    Notices.    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Company, the Borrower and the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Company:	6100 North Western Avenue Oklahoma City, Oklahoma 73118 Attention: Treasurer Telecopy: (405) 879-9587 Telephone: (405) 848-8000

The Borrower:	6100 North Western Avenue Oklahoma City, Oklahoma 73118 Attention: Treasurer Telecopy: (405) 879-9587 Telephone: (405) 848-8000

With a copy to:	Commercial Law Group, P.C. 2725 Oklahoma Tower 210 Park Avenue Oklahoma City, Oklahoma 73102 Attention: C. Ray Lees, Esq. Telecopy: (405) 232-5533 Telephone: (405) 232-3001

The Administrative Agent:	Union Bank of California, N.A. 500 North Akard 4200 Lincoln Center Dallas, Texas 75201 Attention: Randall L. Osterberg Telecopy: (214) 922-4209 Telephone: (214) 922-4200

With a copy to:	Union Bank of California, N.A. 601 Potrero Grande Drive Monterey Park, California 91754 Attention: Commercial Loan and Agency Services Telecopy: (323) 720-2780 Telephone: (323) 720-2581

provided that any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders shall not be effective until received.

10.3.    No Waiver; Cumulative Remedies.    No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4.    Survival of Representations and Warranties.    All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Revolving Loans and other extensions of credit hereunder.

10.5.    Payment of Expenses and Taxes.    The Company and the Borrower hereby jointly and severally agree (a) to pay or reimburse each Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to such Agent, (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Revolving Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY LENDER OR AGENT, provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, each of the Company and the Borrower agrees not to assert and to cause its

Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Treasurer (Telephone No. (405) 848-8000) (Telecopy No. (405) 879-9587), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Revolving Loans and all other amounts payable hereunder.

10.6.    Successors and Assigns; Participations and Assignments.

.

(a)    This Agreement shall be binding upon and inure to the benefit of the Company, the Borrower, the Lenders, the Administrative Agent, all future holders of the Revolving Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)    Any Lender other than any Conduit Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Revolving Loan owing to such Lender, any Revolving Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Revolving Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Revolving Loans or any fees payable hereunder, or postpone the date of the final maturity of the Revolving Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Revolving Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.10 and 3.11 with respect to its participation in the Revolving Commitments and the Revolving Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 3.10, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)    Any Lender other than any Conduit Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Lender, or any Lender Affiliate or any Approved Fund or, with the consent of the Borrower, the Issuing Lender and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent (in the case of an assignment hereunder that does not require the consent of the Borrower, with a copy to the Borrower) for its acceptance and recording in the Register; provided that unless otherwise agreed by the Borrower, the Issuing Lender and the Administrative Agent (x) no such assignment to an Assignee (other than any Lender or any Lender Affiliate) shall be in an aggregate principal amount of less than $10,000,000 (except in the case of an assignment of all of a Lender’s interests under this Agreement) and (y) after giving effect to such assignment the Assignor’s Revolving Commitments shall be not less than $10,000,000 (except in the case of an assignment of all of a Lender’s interests under this Agreement). For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Revolving Commitment and/or Revolving Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section 10.6, the consent of the Borrower shall not be required for any assignment that occurs when an Event of Default pursuant to Section 8(f) (with respect to the Borrower) shall have occurred and be continuing. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Borrower or the Administrative Agent any or all of the Revolving Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 10.6(c).

(d)    The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Commitment of, and the principal amount of the Revolving Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Revolving Loans and any Notes evidencing the Revolving Loans recorded therein for all purposes of this Agreement. Any assignment of any Revolving Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Revolving Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Revolving Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee.

(e)    Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.6(c), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(f)    For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to any Federal Reserve Bank in accordance with applicable law.

(g)    The Borrower, upon written notice from a Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

(h)    Each of the Company, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.6A.    Procedure for Increases and Addition of New Lenders.    So long as no Default or Event of Default has occurred and is continuing Borrower shall have the right to increase the aggregate Revolving Commitment by obtaining additional Revolving Commitments without the consent of Lenders (the amount of such increase is herein called the “Increase”), either from one or more of the existing Lenders or another lending institution provided that (a) Borrower shall have notified Administrative Agent of the amount of the Increase at least three Business Days prior to the proposed effective date thereof, (b) if the Increase is provided by a lending institution that is not then an existing Lender, Administrative Agent shall have approved such new Lender, such approval not to be unreasonably withheld, (c) the resulting Total Revolving Commitments shall not exceed the amount of $350,000,000, (d) the procedure described below in this Section shall have been complied with, (e) Borrower shall be in compliance with the Collateral Coverage Ratio, and (f) Borrower shall pay any amounts owing under Section 3.11 in connection with the prepayment of Eurodollar Loans, if any, necessary to give effect to the Lenders’ revised Revolving Percentages. Any amendment hereto for such an Increase shall be in the form attached hereto as Exhibit J and shall only require the written signatures of Administrative Agent, Borrower and the Lender(s) being added or increasing their Revolving Commitment. In addition, within a reasonable time after the effective date of any Increase, the Administrative Agent shall, and is hereby authorized and directed to, revise Schedule 1.1A reflecting such Increase and shall distribute such revised Schedule 1.1A to each of the Lenders and Borrower, whereupon such revised Schedule 1.1A shall replace the old Schedule 1.1A and become part of this Agreement. On the Business Day following any such Increase, all outstanding Revolving Loans shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Revolving Percentages.

10.7. Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Company or the Borrower, any such notice being expressly waived by the Company and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Company or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Company or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Company, the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

10.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

10.12. Submission To Jurisdiction; Waivers. Each of the Company and the Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of Texas, the courts of the United States for the Northern District of Texas, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13. Acknowledgments. Each of the Company and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) no Agent or Lender has any fiduciary relationship with or duty to the Company or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Company and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Company, the Borrower and the Lenders.

10.14. Releases of Guarantees and Liens; Designation of Subsidiaries.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) to release Collateral to the extent provided in paragraph (c) of this Section 10.14. or (iii) at such time as the Revolving Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full, the Revolving Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event that, after the Closing Date, the Borrower shall designate a Subsidiary Guarantor or any newly created or acquired Subsidiary as an “Unrestricted Subsidiary” under the Respective Later Note Indentures, and so long as the Unrestricted Subsidiary Investment resulting from such designation is permitted under Section 7.7(g) (and a Responsible Officer has certified in writing thereto to the Administrative Agent), the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any guarantee obligations of any such Guarantor Subsidiary or newly created or acquired Subsidiary that has been so designated, and

(c) The Administrative Agent may release a portion of the Collateral from time to time without notice to or consent of any Lender so long as (i) no Default or Event of Default has occurred and is continuing, (ii) no Borrowing Base Deficiency shall exist and (iii) the aggregate value of the Collateral released in the period between any two regular semi-annual Determination Dates on which the Collateral Value is designated (or the period between the last regular semi-annual Determination Date on which the Collateral Value is designated in the Revolving Commitment Period and the Revolving Termination Date) including any Collateral released pursuant to a Disposition permitted under Section 7.5 shall not exceed the sum of (A) the amount, if any, by which the Collateral Value most recently designated exceeded 200% of the then effective Borrowing Base plus (B) $5,000,000. The Administrative Agent shall release Collateral pursuant to this paragraph (c) only upon, and shall be protected in relying upon, a certificate of Borrower to the effect that the conditions of the preceding sentence exist with respect to the requested release of Collateral.

10.15. Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything to the contrary, the Administrative Agent and each Lender may disclose, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby. Borrower shall deliver to Administrative Agent a correct and complete copy of each IRS Form 8886 or any successor form promptly after the Borrower has notified the Administrative Agent of any intention by the Borrower to treat the Revolving Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

10.16. WAIVERS OF JURY TRIAL. THE COMPANY, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17. Delivery of Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

10.18. Special Provisions.

(a) From and after the Closing Date, (i) each Exiting Lender shall cease to be a party to this Agreement, (ii) no Exiting Lender shall have any obligations or liabilities under this Agreement with respect to the period from and after the Closing Date and, without limiting the foregoing, no Exiting Lender shall have any Revolving Commitment under this Agreement or any participation in any Letter of Credit outstanding hereunder and (iii) no Exiting Lender shall have any rights under the Existing Credit Agreement, this Agreement or any other Loan Document (other than rights under the Existing Credit Agreement expressly stated to survive the termination of the Existing Credit Agreement and the repayment of amounts outstanding thereunder).

(b) The Lenders (which are Lenders under the Existing Credit Agreement) hereby waive any requirements for notice of prepayment, minimum amounts of prepayments of Revolving Credit Loans (as defined in the Existing Credit Agreement), ratable reductions of the commitments of the Lenders under the Existing Credit Agreement and ratable payments on account of the principal or interest of any Loan (as defined in the Existing Credit Agreement) under the Existing Credit Agreement to the extent such prepayment, reductions or payments are required pursuant to subsection 5.1(l).

(c) The Lenders hereby authorize the Administrative Agent and the Borrower to request borrowings from the Lenders, to make prepayments of Loans (as defined in the Existing Credit Agreement) and to reduce commitments under the Existing Credit Agreement among the Revolving Lenders (as defined in the Existing Credit Agreement) in order to ensure that, upon the effectiveness of this Agreement, the Revolving Loans of the Lenders shall be outstanding on a ratable basis in accordance with their respective Revolving Percentages and that the Revolving Commitments shall be as set forth on Schedule 1.1A hereto and no such borrowing, prepayment or reduction shall violate any provisions of the Existing Credit Agreement or this Agreement. The Lenders hereby confirm that, from and after the Closing Date, all participations of the Lenders in respect of Letters of Credit outstanding hereunder pursuant to subsection 2.8(a) shall be based upon the Revolving Percentages of the Lenders (after giving effect to this Agreement).

(d) The Borrower hereby terminates, effective as of the Closing Date, in full the commitments under the Existing Credit Agreement of the Exiting Lenders.

10.19. Limitation on Interest. The Lenders, the Loan Parties and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. No Loan Party nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. The Lenders expressly disavow any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender’s or holder’s option, promptly returned to the Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstances, exceeds the maximum amount permitted under applicable law, the Lenders and the Loan Parties (and any other payors thereof) shall to the greatest extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law. In the event applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code, that ceiling shall be the weekly ceiling and shall be used when appropriate in determining the Highest Lawful Rate.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ Martha A. Burger
Name: Martha A. Burger Title: Treasurer and Senior Vice President Human Resources

CHESAPEAKE EXPLORATION LIMITED PARTNERSHIP

By:	Chesapeake Operating, Inc., its general partner

By:	/s/ Martha A. Burger
Name: Martha A. Burger Title: Treasurer and Senior Vice President Human Resources

UNION BANK OF CALIFORNIA, N.A., as Administrative Agent, Collateral Agent and as a Lender

By:	/s/ Randall Osterberg
Name: Randall Osterberg Title: Senior Vice President

The following schedules were omitted:

Schedule 1.1 A	Commitments

Schedule 1.1 B	Mortgaged Property

Schedule 4.1 (b)	Certain Hedging Transactions

Schedule 4.4	Consents, Authorizations, Filings & Notices

Schedule 4.6	Litigation

Schedule 4.15(a)	Subsidiaries

Schedule 4.15(b)	Outstanding Subscriptions, Options, Warrants, Calls, Rights etc. Relating to Capital Stock of the Company or any Subsidiary

Schedule 4.17(d)	Environmental Matters

Schedule 4.17(f)	Non-Compliance with Environmental Laws/Current Contamination of Properties

Schedule 4.19	Mortgage Filing Jurisdictions

Schedule 5.1(i)	Existing Mortgages

Schedule 7.2(d)	Existing Indebtedness

Schedule 7.3(f)	Existing Liens

Schedule 7.7(m)	Investments

Exhibit A	Form of Guarantee Agreement

Exhibit B	Form of Compliance Certificate

Exhibit C	Form of Closing Certificate

Exhibit D	Form of Mortgage

Exhibit E	Form of Assignment and Acceptance

Exhibit F	Form of Legal Opinion of Commercial Law Group, P.C.

Exhibit G	Form of Exemption Certificate

Exhibit H	Form of Revolving Note

Exhibit I	Form of Addendum

Exhibit J	Form of Pari Passu Hedging Obligation Notice